                               MEDIA METRIX, INC.
                       CONFIDENTIALITY AND NONCOMPETITION
                                   AGREEMENT

            I understand that in connection with my employment by Media Metrix, Inc., a Delaware corporation ("Media Metrix"), I will have access to various proprietary or confidential information, not generally known to others, including, but not limited to, its computer software designs, computer passwords, computer object codes, sampling/projection/adjustment methodologies, panel balancing schema, sample selection programs, modeling codes/formulae, client revenue/project information, proprietary data obtained from or about clients, research and development plans, customer lists, financial and pricing information, trade secrets and general business and operating plans. I recognize that the growth and stability of Media Metrix depends on its possession of such proprietary or confidential information and its ability to rely on its employees not to accidentally or intentionally appropriate and distribute such information to competitors or other outside personnel, or use such information for their own personal benefit or to the disadvantage of Media Metrix.

            Therefore, in consideration of my employment or continued employment by Media Metrix, I agree as follows:

            1. Unfair Competition. I acknowledge and agree that the sale or unauthorized use or disclosure of any of Media Metrix's trade secrets I obtain during my employment with Media Metrix constitutes unfair competition. I promise and agree not to engage in any unfair competition with Media Metrix either during the term of my employment or at any time thereafter. Media Metrix's trade secrets are defined as all information, including the information specified in the first paragraph of this Agreement, pertaining to Media Metrix's books, records, accounts, customer trade lists, rates and all information generally pertaining to operations, which is not generally known to others, and which gives Media Metrix an advantage over competitors who do not know of or use the trade secret.

            2. Noncompetition During Term of Employment. During the term of my employment, I shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, engage or participate in any business that competes in any manner whatsoever with the business of Media Metrix, is a supplier to Media Metrix or is seeking to do business with Media Metrix, nor shall I otherwise in any way use any of Media Metrix's proprietary or confidential information for personal benefit or to the disadvantage of Media Metrix; provided, however, that the provisions of this paragraph shall not apply to investments in publicly traded shares of stock which constitute less than one percent of the outstanding shares of such stock.

            3. Solicitation of Customers After Termination of Employment. I specifically acknowledge and agree that the names and addresses of Media Metrix's customers constitute trade secrets of Media Metrix. For a period of one
(1) year immediately following any voluntary termination of my employment with Media Metrix or termination of such employment by Media Metrix for cause, I shall not directly or indirectly make known to any person, firm or corporation the names or addresses of any of Media Metrix's customers or any other information pertaining to them, or call on, solicit, take away or attempt to call on, solicit or take away from Media Metrix, by offering similar or competitive products or services, any customers or any business of any of the customers of Media Metrix on whom I called or with whom I become acquainted during my employment with Media Metrix, either for myself or for any other person, firm or corporation.

            4. Solicitation of Employees of Media Metrix. During the term of my employment, other than in the performance of my duties to Media Metrix, I shall not directly or indirectly solicit or encourage to leave the employment of Media Metrix or any of its affiliates any employee of Media Metrix or its affiliates. For the period of one (1) year following the termination of my employment with Media Metrix, I shall not directly or indirectly solicit or encourage to leave the employment of Media Metrix or any of its affiliates, any employee of Media Metrix or its affiliates.

            5. Ownership and Return of Media Metrix's Property. All records of the accounts of customers, and any records and books relating in any manner whatsoever to the customers of Media Metrix, whether prepared by me or otherwise coming into my possession, shall be the exclusive property of Media Metrix regardless of who actually purchased, prepared, obtained or created the original book or record. I shall immediately, upon any termination of my employment, return to Media Metrix all such books and records and all other property in my possession or under my control belonging to Media Metrix, and shall return all such property in good condition, ordinary wear and tear and damage by any cause beyond my reasonable control excepted. Any ideas, suggestions, presentations, research, discoveries, designs, processes or creations and the like, and any copyrights, patents or other intellectual property rights arising therefrom, conceived or made by me, individually or with others, having relation to, or within the performance of, my services to Media Metrix, shall be the sole and exclusive property of Media Metrix. I covenant and agree, upon Media Metrix's request and for no additional compensation, either during or after the term of my employment with Media Metrix, to execute and deliver to Media Metrix any instruments of assignment or conveyance with regard to the rights described in the immediately preceding sentence which may be so requested.

            Because of the unique nature of Media Metrix's secrets and other proprietary or confidential information, and because of the inadequacy of monetary awards for breaches of my agreements and obligations set forth in this Agreement, I further agree that if I fail to comply with any such agreement or obligation, or in the event of a breach or threatened breach of any agreement or obligation herein, in addition to any other remedies available to Media Metrix at law or in equity, Media Metrix will be entitled to injunctive relief, without the posting of any bond or other security, to enforce the provisions of this Agreement and will be entitled to recover its reasonable attorneys' fees and expenses incurred in conjunction with such proceedings.

            I also specifically recognize and agree that this Agreement shall not be construed as creating or evidencing any separate or independent obligation of Media Metrix to hire or to retain me as its employee for any specified period of time or to assign to me any particular duties or responsibilities.

            This Agreement contains the full and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, representations and understandings whether oral or written.

                                          I have read and agree to the terms
                                          of this Agreement.


                                          ----------------------------------

Date:
      -----------------

Witness:
         ---------------